UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2019

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel	2069203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972.4.959.0123

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act	Name of exchange on which registered	Trading symbol
Ordinary shares, par value $0.25	Nasdaq Capital Market	RWLK

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (d) Appointment of Chunlin (Allen) Han Following Resignation of Ning Cong.

On May 14, 2019, Ms. Ning Cong notified the board of directors (the “Board”) of ReWalk Robotics Ltd. (the “Company,” “we” or “us”) of her decision to step down as a member of the Board, effective immediately. Ms. Cong’s decision was not due to any disagreement with the Company’s management or Board. As previously disclosed, Ms. Cong was appointed by the Board pursuant to the investment agreement, dated March 6, 2018, between the Company and Timwell Corporation Limited (“Timwell”), as amended by amendment no. 1 thereto, dated May 15, 2018 (the “Investment Agreement”).

Pursuant to the Investment Agreement, Timwell is currently entitled to designate one nominee to the Board as long as it maintains 75% ownership of the ordinary shares of the Company it purchased under the Investment Agreement. Timwell, through Realcan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership) (“Realcan Ambrum”), currently holds all 160,000 ordinary shares of the Company that it purchased. To replace Ms. Cong as a director, Timwell nominated Mr. Chunlin (Allen) Han. On May 15, 2019, the Company’s nominating and corporate governance committee recommended that Mr. Han be appointed as a director of the Company and the Board subsequently approved Mr. Han’s appointment to the Board, effective the same day. As a Class II director, Mr. Han will serve until the annual shareholders meeting to be held in 2020 and thereafter until his respective successor is duly elected and qualified, or until his earlier death, resignation or removal from the Board. For more information regarding the Investment Agreement, see “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Timwell Private Placement” in the Company’s annual report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2019 and “Part I, Item 1. Financial Statements—Note 7: Shareholder’s Equity—3. Investment Agreement” in the Company’s quarterly report on Form 10-Q, filed with the SEC on May 8, 2019.

Mr. Han, 26, currently serves as an executive director of Liquid Harmony Limited and head of investment and financing for Realcan Pharmaceutical Group Co. Ltd (“Realcan Pharmaceutical”), a large distributor of medical drugs and equipment in China with access to more than 8,000 hospitals and 33,000 primary medical institutions. At RealCan Pharmacuetical, he has been instrumental in acquiring more than 50 distribution companies and has participated in three joint venture investments. Mr. Han has a Bachelor of Science degree in pharmacology from McGill University. His father, Xu Han, and his mother, Renhua Zhang, indirectly control Timwell affiliate Realcan Ambrum, and Mr. Xu Han is the sole shareholder of Timwell.

As compensation for his services as director, Mr. Han will be entitled to standard compensation available to non-employee directors of the Company as disclosed under “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on February 19, 2019. Additionally, in connection with his appointment, Mr. Han has entered into the Company’s standard form of indemnification agreement, and will receive coverage under the Company’s directors’ and officers’ liability insurance policy. Other than with respect to the above-described arrangements between ReWalk and Timwell and its affiliates, there are no transactions in which Mr. Han has an interest requiring disclosure under Item 404(a) of Regulation S-K, and Mr. Han does not have any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Item 7.01 Regulation FD Disclosure.

On May 20, 2019, the Company issued a press release reporting Mr. Han’s appointment as a director of the Board, as well as Ms. Cong’s resignation. A copy of the press release is attached hereto as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in those filings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of ReWalk Robotics Ltd., dated May 20, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

Dated: May 20, 2019	By:	/s/ Ori Gon
	Name:	Ori Gon
	Title:	Chief Financial Officer

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